Exhibit 99.1

NEWS RELEASE

HECLA REPORTS ACCIDENT AT THE LUCKY FRIDAY MINE
FOR IMMEDIATE RELEASE
November 18, 2011

COEUR D’ALENE, IDAHO -- Hecla Mining Company (“Hecla”) (NYSE:HL) reports an accident occurred at its Lucky Friday mine in Northern Idaho on November 17, 2011.

The accident occurred as part of the construction of the #4 Shaft at the Lucky Friday operation. Two contractors were involved in the accident during routine activities involving the construction of a 16-foot diameter underground rock bin (a storage area for broken rock). The work involved drilling, blasting, and mucking of rock into a previously constructed area. Both men were believed to be wearing all required personal protection equipment, including fall protection. For reasons that are unknown at this time, the two men were drawn into material that was moving underneath them. Both contractors were removed from the area and transported to the hospital, and one has been released. All personnel are accounted for.

"Our thoughts and prayers are with the family and for a safe recovery of the injured contractor," said Phil Baker, President and Chief Executive Officer. "Operating our mines safely is a top priority for Hecla, and we will continue to work to prevent such incidents from occurring."

The accident is being investigated by the Company and representatives from the federal Mine Safety and Health Administration. The workers’ families have been notified. The Lucky Friday mine has temporarily ceased mining to investigate this accident.

For further information, please contact:

Mélanie Hennessey	Direct Main: 800-HECLA91 (800-432-5291)
Vice President – Investor Relations	Email: hmc-info@hecla-mining.com
Direct: 604-694-7729	Website: www.hecla-mining.com

Hecla Canada Ltd.	Hecla Mining Company
400 – 580 Hornby Street	6500 N. Mineral Drive, Suite 200
Vancouver, British Columbia	Coeur d’Alene, Idaho 83815
V6C 3B6 Canada